As filed with the Securities and Exchange Commission on November 18, 2002
Registration No. 333-98757

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SENSYTECH, INC.

(Exact name of registrant as specified in charter)

Delaware	3812	38-1873250
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Sensytech, Inc.

8419 Terminal Road
Newington, Virginia 22122-1430
(703) 550-7000
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Donald F. Fultz

Chief Financial Officer
Sensytech, Inc.
8419 Terminal Road
Newington, Virginia 22122-1430
(703) 550-7000
Fax: (703) 550-0883
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Warren J. Archer Plummer, Harty & Owsiany, LLP 707 Grant Street Pittsburgh, Pennsylvania 15219 (412) 566-1600 Fax: (412) 261-6040	Howard B. Adler Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036-5306 (202) 955-8500 Fax: (202) 467-0539

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price(1)(2)	Registration Fee

Common stock, $0.01 par value per share	$21,297,600	$1,959.38

(1)	This amount represents the aggregate offering price of the securities registered hereunder to be sold by the Registrant and the selling stockholder. These figures are estimates solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)	Includes shares of common stock subject to an option granted to the underwriters by the Registrant solely to cover over-allotments, if any. See “Underwriting.”

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      The estimated expenses in connection with this offering (all of which will be borne by the Registrant), are as follows:

Expenses	Amount

Securities and Exchange Commission registration fee	$2,024
NASD filing fee	2,630
Nasdaq listing fee	100,000
Printing expenses	50,000
Accounting fees and expenses	99,000
Legal fees and expenses	135,000
Blue Sky fees and expenses	5,000
Transfer agent’s fees and expenses	5,000
Miscellaneous	5,000

Total	$403,654

Item 14.	Indemnification of Directors and Officers.

      The Registrant is incorporated under the laws of the State of Delaware. Reference is made to Section 145 of the Delaware General Corporation Law, or DGCL, which generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) actually and reasonably incurred in connection with defense or settlement of an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right which any person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

      The Registrant’s bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Registrant (or is or was serving at the request of the Registrant as director, officer, employee or agent of another entity), shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as in effect (or to the extent that indemnification is broadened, as it may be amended), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Except with respect to actions initiated by an officer or director against the Registrant to recover the amount of an unpaid claim, the Registrant is required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors of the Registrant. The bylaws of the Registrant further provide that an officer or director may (60 days after a written claim has been received by the Registrant) bring suit against the Registrant to recover an unpaid claim and, if such suit is successful, the expense of bringing such suit. While it is a defense to such suit that the claimant has not met the applicable standards of conduct which make indemnification permissible under the DGCL, neither the failure of the board of directors to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      The bylaws of the Registrant also provide that the rights conferred thereby are contract rights, that they are not exclusive of any other rights which an officer or director may have or hereafter acquire under any statute, any other provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and that they include the right to be paid by the Registrant the expenses incurred in defending any specified action, suit or proceeding in advance of its final disposition provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Registrant by the officer or director of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise.

Item 15.     Recent Sales of Unregistered Securities

      None

Item 16.     Exhibits and Financial Statement Schedule

      (a) Exhibits

Exhibit
Number	Description of Exhibit

1.1	Form of Underwriting Agreement (subject to revision)*
3.1	Amended and Restated Certificate of Incorporation of the registrant*
3.2	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 13(a)(i) of registrant’s Report on Form 10-KSB for the Year Ended September 30, 2001, Commission File 000-08193)
4.1	Form of Common Stock Certificate
5.1	Opinion of Plummer, Harty & Owsiany, LLP
10.1	Amended and Restated Line of Credit Agreement with Bank of America*
10.2	The 2002 Stock Incentive Plan (incorporated by reference to registrant’s Schedule 14A filed with the Commission on April 22, 2002, Commission File 000-08193)
23.1	The consent of Plummer, Harty & Owsiany, LLP is contained in their opinion
23.2	Consent of PricewaterhouseCoopers LLP
24.1	The Powers of Attorney*

* Previously filed.

Item 17.     Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the

Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newington, Virginia, on November 15, 2002.

SENSYTECH, INC.

By:	/s/ S. KENT ROCKWELL

S. Kent Rockwell
Chairman of the Board of Directors
And Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on November 15, 2002.

Signature	Title

/s/ S. KENT ROCKWELL S. Kent Rockwell	Director and Chief Executive Officer

/s/ DONALD F. FULTZ Donald F. Fultz	Vice President and Chief Financial Officer (Principal Financial & Accounting Officer)

/s/ S. R. PERRINO* S. R. Perrino	Director

/s/ CHARLES W. BERNARD* Charles W. Bernard	Director

/s/ PHILIP H. POWER* Philip H. Power	Director

/s/ JOHN D. SANDERS* John D. Sanders	Director

/s/ JOHN IRVIN* John Irvin	Director

* By:	/s/ DONALD F. FULTZ

Donald F. Fultz
Attorney-in-Fact**

** By authority of power of attorney.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

1.1	Form of Underwriting Agreement (subject to revision) *
3.1	Amended and Restated Certificate of Incorporation of the registrant *
3.2	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 13(a)(i) of registrant’s Report on Form 10-KSB for the Year Ended September 30, 2001, Commission File 000-08193)
4.1	Form of Common Stock Certificate
5.1	Opinion of Plummer, Harty & Owsiany, LLP
10.1	Amended and Restated Line of Credit Agreement with Bank of America *
10.2	The 2002 Stock Incentive Plan (incorporated by reference to registrant’s Schedule 14A filed with the Commission on April 22, 2002, Commission File 000-08193)
23.1	The consent of Plummer, Harty & Owsiany, LLP is contained in their opinion
23.2	Consent of PricewaterhouseCoopers- LLP
24.1	The Powers of Attorney *

* Previously filed.